May 4, 2012
Media Contact:  Cynthia Messina, Las Vegas, NV (702) 876-7132
Shareholder Contact:  Ken Kenny, Las Vegas, NV (702) 876-7237
For Immediate Release

SOUTHWEST GAS CORPORATION
ANNOUNCES FIRST QUARTER 2012 EARNINGS

Las Vegas, Nev. – Southwest Gas Corporation (NYSE: SWX) announced consolidated earnings of $1.71 per basic share for the first quarter of 2012, a $0.21 increase from the $1.50 per basic share earned during the first quarter of 2011.  Consolidated net income was $78.9 million for the first quarter of 2012, compared to $68.5 million for the prior-year quarter.  The current quarter includes $5.2 million ($0.11 per share) in other income associated with increases in the cash surrender values of company-owned life insurance (“COLI”) policies.  The prior-year quarter included $2.2 million ($0.05 per share) in other income associated with COLI policies.

According to Jeffrey W. Shaw, Chief Executive Officer, “We are pleased with first quarter 2012 operating results when compared to the first quarter of 2011. The improvement in earnings between quarters was largely driven by rate relief in Arizona, effective January 2012.  Other highlights during the quarter included an upgrade to our credit rating to Baa1 from Baa2 by Moody’s Investors Service and a successful 10-year debt offering at a very attractive interest rate.”  Shaw concluded by stating, “In April 2012, we filed a general rate case in Nevada requesting an overall increase in revenues of approximately $27 million on original cost rate base of $936 million and utilizing a return on common equity of 10.65%.  We have requested that the new rates become effective in November 2012.”

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For the twelve months ended March 31, 2012, consolidated net income was $122.7 million, or $2.67 per basic share, compared to $107.8 million, or $2.37 per basic share, during the twelve-month period ended March 31, 2011.  The improvement between periods included a $6.2 million increased contribution to net income from the construction services segment.
Natural Gas Operations Segment Results
First Quarter
Operating margin, defined as operating revenues less the cost of gas sold, increased $18 million in the first quarter of 2012 compared to the first quarter of 2011.  Rate relief in Arizona provided an approximate $22 million increase in operating margin.  New customers contributed an incremental $2 million in operating margin during the first quarter of 2012, as approximately 22,000 net new customers were added during the last twelve months.  Offsetting these increases was a reduction of $6 million in operating margin between quarters primarily due to cold weather in Arizona in the first quarter of 2011. With a new rate decoupling mechanism in Arizona, effective January 2012, weather is not expected to be a significant factor in operating margin overall.

Operating expenses for the quarter rose $8.2 million, or 6%, compared to the first quarter of 2011 primarily due to increases in general costs, employee-related benefit costs including pension expense, depreciation expense resulting from additional plant in service, and Arizona property taxes.

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Other income, which principally includes changes in the cash surrender values of COLI policies and non-utility expenses, rose $5.7 million between periods, primarily due to increases in COLI cash surrender values.  Net interest deductions decreased $851,000 between quarters primarily due to cost savings from debt refinancing and reduced interest on lower deferred balances payable under the Company’s purchased gas adjustment mechanisms.

Twelve Months to Date
Operating margin increased $24 million between periods primarily due to $23 million of rate relief ($22 million in Arizona and $1 million in California).  Customer growth contributed $3 million toward the increase.  Other net differences, including weather impacts, accounted for a $2 million decrease in operating margin.

Operating expenses increased $13.1 million, or 2%, between periods principally due to higher general costs and employee-related benefit costs including pension expense.  In addition, an increase in depreciation expense resulting from additional plant in service and higher Arizona property tax rates contributed to the increase.  Favorable claims experience under Southwest’s self-insured medical plan partially offset the increase.

Other income declined $4 million between periods.  The current twelve-month period reflects COLI-related income (including recognized death benefits) of $3.7 million, while the prior year twelve-month period included income of $10.5 million due to an increase in COLI cash surrender values and recognized net death benefits.  Net interest
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deductions decreased $7 million between the twelve-month periods primarily due to cost savings from debt refinancing, and reduced interest rates associated with variable-rate debt (including reductions relating to an interest tracking mechanism).

Southwest Gas Corporation provides natural gas service to 1,866,000 customers in Arizona, Nevada, and California.
This press release may contain statements which constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (Reform Act).  All such forward-looking statements are intended to be subject to the safe harbor protection provided by the Reform Act.  A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements.  These factors include, but are not limited to, the impact of weather variations on customer usage, customer growth rates, the effects of regulation/deregulation, the timing and amount of rate relief, changes in rate design, and the impacts of stock market volatility.

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SOUTHWEST GAS CONSOLIDATED EARNINGS DIGEST
(In thousands, except per share amounts)

QUARTER ENDED MARCH 31,	2012	2011

Consolidated Operating Revenues	$657,645	$628,440

Net Income	$78,919	$68,549

Average Number of Common Shares Outstanding	46,068	45,763

Basic Earnings Per Share	$1.71	$1.50

Diluted Earnings Per Share	$1.70	$1.48

TWELVE MONTHS ENDED MARCH 31,	2012	2011

Consolidated Operating Revenues	$1,916,393	$1,790,060

Net Income	$122,657	$107,778

Average Number of Common Shares Outstanding	45,934	45,538

Basic Earnings Per Share	$2.67	$2.37

Diluted Earnings Per Share	$2.65	$2.34

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SOUTHWEST GAS CORPORATION
SUMMARY UNAUDITED OPERATING RESULTS
(In thousands, except per share amounts)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	MARCH 31,		MARCH 31,
	2012	2011	2012	2011

Results of Consolidated Operations
Contribution to net income - gas operations	$79,366	$68,015	$102,771	$94,080
Contribution to net income (loss) - construction services	(447)	534	19,886	13,698
Net income	$78,919	$68,549	$122,657	$107,778

Basic earnings per share	$1.71	$1.50	$2.67	$2.37
Diluted earnings per share	$1.70	$1.48	$2.65	$2.34

Average outstanding common shares	46,068	45,763	45,934	45,538
Average shares outstanding (assuming dilution)	46,467	46,178	46,363	45,966

Results of Natural Gas Operations
Gas operating revenues	$530,713	$553,853	$1,380,226	$1,451,251
Net cost of gas sold	242,747	283,806	572,430	667,726
Operating margin	287,966	270,047	807,796	783,525
Operations and maintenance expense	95,850	90,950	363,398	359,188
Depreciation and amortization	46,292	43,881	177,664	171,641
Taxes other than income taxes	10,731	9,869	41,811	38,972
Operating income	135,093	125,347	224,923	213,724
Other income (deductions)	5,433	(236)	265	4,311
Net interest deductions	16,977	17,828	67,926	74,917
Income before income taxes	123,549	107,283	157,262	143,118
Income tax expense	44,183	39,268	54,491	49,038
Contribution to net income - gas operations	$79,366	$68,015	$102,771	$94,080

SOUTHWEST GAS CORPORATION
SELECTED STATISTICAL DATA
MARCH 31, 2012

FINANCIAL STATISTICS
Market value to book value per share at quarter end	152%
Twelve months to date return on equity -- total company	10.0%
-- gas segment	8.8%
Common stock dividend yield at quarter end	2.8%
Customer to employee ratio at quarter end (gas segment)	823 to 1

GAS OPERATIONS SEGMENT
			Authorized
	Authorized	Authorized	Return on
	Rate Base	Rate of	Common
Rate Jurisdiction	(In thousands)	Return	Equity
Arizona	$1,070,116	8.95%	9.50%
Southern Nevada	819,717	7.40	10.15
Northern Nevada	116,584	8.29	10.15
Southern California	143,851	6.42	9.88
Northern California	52,285	8.50	9.88
South Lake Tahoe	11,815	8.50	9.88
Paiute Pipeline Company (1)	84,717	9.47	12.00

(1) Estimated amounts based on rate case settlement.

SYSTEM THROUGHPUT BY CUSTOMER CLASS
	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	MARCH 31,		MARCH 31,
(In dekatherms)	2012	2011	2012	2011
Residential	32,999,266	34,733,307	70,142,485	70,701,175
Small commercial	10,556,682	11,612,294	29,336,738	30,106,771
Large commercial	4,078,013	3,748,373	11,555,221	11,536,775
Industrial / Other	1,438,945	1,706,020	4,753,712	5,893,170
Transportation	23,311,463	25,420,732	92,045,134	99,538,898
Total system throughput	72,384,369	77,220,726	207,833,290	217,776,789

HEATING DEGREE DAY COMPARISON
Actual	1,055	1,123	1,934	1,992
Ten-year average	1,084	1,095	1,877	1,867

Heating degree days for prior periods have been recalculated using the current period customer mix.